Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8:Nos. 333-218099, 333-211254, 333-165418, 333-157685, 333-149203, 333-145074, 333-139555, and 333-121584 and on Form F-3:No. 333-210203 of Sanofi of our reports dated March 6, 2018, with respect to the consolidated financial statements of Sanofi and its subsidiaries, and the effectiveness of internal control over financial reporting of Sanofi and its subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

Ernst & Young et Autres

Paris-La Défense, France

March 6, 2018